Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholder of

Financial Investors Variable Insurance Trust:

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-139186 of Financial Investors Variable Insurance Trust on Form N-1A of our report dated February 26, 2007, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus and the Statement of Additional Information which are parts of such Registration Statement.

March 13, 2007

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP